Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

between

SUPERIOR ENERGY SERVICES, INC.

and

JAMES W. SPEXARTH

Dated as of March 1, 2018

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated and effective as of March 1, 2018 (the “Effective Date”), is by and between Superior Energy Services, Inc., a Delaware corporation (the “Company”), and James W. Spexarth (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to attract and retain well-qualified executive officers and to assure itself of the continuity of its management;

WHEREAS, Executive serves as an executive officer of the Company, and the Company desires to continue the employment of Executive, and Executive desires to remain in the employment of the Company, in each case on the terms and conditions set forth herein; and

WHEREAS, the parties previously entered into an Employment Agreement, dated August 12, 2013 and wish to amend and restate such agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Employment. The Company shall continue to employ Executive, and Executive shall continue to serve in the employ of the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.    Position and Duties.

(a)    Title and Duties. Executive shall continue to be employed as Chief Accounting Officer. Executive shall perform such duties, consistent with Executive’s status as an executive officer of the Company elected by the Company’s Board of Directors (the “Board”), as may be prescribed from time to time by the Board, the Company’s Chief Executive Officer or other officers to whom authority has been delegated by the Board or the Company’s Chief Executive Officer.

(b)    Company Policies and Procedures. Executive shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time for its executive officers and employees, including, without limitation, its Code of Business Ethics and Conduct (the “Code of Business Conduct”).

(c)    Activities. Executive shall, during the period of Executive’s employment hereunder, devote Executive’s full business time, energy, and best efforts to the business and affairs of the Company. Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of Executive’s duties hereunder, is contrary to the interest of the Company or any of its subsidiaries, or requires any significant portion of Executive’s business time. The foregoing notwithstanding, the parties recognize and agree that Executive may (i) serve on civic, educational, religious or charitable boards or committees, (ii) serve on the board of directors of an entity other than a civic, educational, religious or charitable entity with prior notice to, and consent by, the Board and (iii) engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Company or any of its subsidiaries or interfere with Executive’s performance of his duties hereunder.

3.    Term and Effectiveness.

(a)    Employment Period. Subject to Section 3(c) below, the terms and provisions of this Agreement shall become operative on March 1, 2018 and Executive’s employment with the Company hereunder shall continue until March 1, 2021; provided, however, that on March 1, 2020 and on each subsequent anniversary thereof, the term of Executive’s employment under this Agreement shall be automatically extended for one additional year unless either party gives written notice to the other of that party’s election not to so extend the term hereof no less than 60 days prior to any such annual renewal date (such term, as it may be extended, the “Employment Period”).

(b)    Continuing Rights and Obligations. Following Executive’s ceasing, for whatever reason, to be an employee of the Company, each party shall have the right to enforce all its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.

(c)    Company’s Right to Cancel Prior to the Effective Date. Notwithstanding any provision of this Agreement to the contrary, this Agreement may be cancelled and voided by the Company’s delivery of written notice to Executive at any time prior to the Effective Date.

4.    Compensation and Benefits. Executive shall be entitled to the compensation and other benefits provided in this Section 4 during the Employment Period.

(a)    Salary. The Company shall pay to Executive a minimum annual base salary that is no less than Executive’s annual base salary in effect as of March 1, 2018 (such annual base salary, as it may be increased from time to time as provided herein, the “Base Salary”), which shall be paid in equal semi-monthly installments in accordance with the Company’s regular payroll practices for its executive officers. The Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”). Any increase in Base Salary shall not serve to limit or reduce any other obligation of the Company to Executive hereunder. At no time during the Employment Period shall the Base Salary of Executive, as increased from time to time, be reduced without the prior written consent of Executive.

(b)    Incentive Bonus. Executive shall be eligible to earn an annual bonus under the Company’s annual incentive plan (the “Bonus”). The Compensation Committee shall approve the Company’s performance goals under the annual incentive plan, as well as the target level and maximum bonus opportunity for Executive and the extent to which Executive’s performance goals shall include a personal performance element.

(c)    Long-Term Incentives. Executive shall be eligible to participate in the Company’s long-term incentive program. The Compensation Committee shall approve the mix of stock-based incentive grants, vesting and performance goals, as well as the target value for Executive.

(d)    Savings, Retirement and Other Incentive Plans. Executive shall be eligible to participate in all savings, retirement and other incentive plans generally available to the Company’s executive officers.

(e)    Welfare Benefit Plans. Executive and Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under all medical, long-term disability and other welfare benefit plans and programs generally available to the Company’s executive officers.

(f)     Change of Control Severance Plan. As of the Effective Date, Executive shall be a “Participant” in the Company’s Change of Control Severance Plan, as in effect from time to time (the “Severance Plan”). Executive acknowledges that Executive is familiar with the terms and conditions of the Severance Plan, Executive agrees that Executive shall participate in the Severance Plan pursuant to the terms and provisions thereof, and this Agreement does not confer upon Executive any additional rights under the Severance Plan. For purposes of clarification, if this Agreement is terminated or expires (i) prior to a “Protected Period” (as defined in the Severance Plan) regardless of whether Executive remains employed by the Company and its Affiliates, then Executive shall cease to be a “Participant” within the meaning of the Severance Plan or (ii) during a Protected Period, then Executive shall remain a “Participant” within the meaning of the Severance Plan.

(g)    Automobile. The Company shall provide an automobile allowance to Executive so that Executive may obtain an automobile for Executive’s use in the discharge of his duties, and such automobile shall be maintained at the expense of the Company, in accordance with the Company’s policies and practices for its executive officers.

(h)    Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and practices of the Company as in effect from time to time.

(i)    Vacations. Executive shall be excused from rendering his services during reasonable vacation periods for not more than a total of 20 business days per year and during other reasonable temporary absences in accordance with the Company’s policies and practices for its executive officers. Executive shall also be entitled to all paid holidays and personal days given by the Company to its executive officers generally.

5.    Termination.

(a)    Termination by the Company. The Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i)    This Agreement shall automatically terminate upon Executive’s death.

(ii)    Upon Executive’s incapacity due to physical or mental illness and Executive becoming eligible to receive benefits under the Company’s long-term disability plan. The Company shall give Executive at least 60 days prior written notice of termination pursuant to this Section 5(a)(ii).

(iii)    For Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(A)    the substantial and continued willful failure by Executive to perform his material duties hereunder, or a material breach or threatened breach of this Agreement by Executive, in either case which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure or breach is not corrected (if correctable) by Executive within 30 days after written notice of such failure or breach is delivered to Executive by the Company;

(B)    Executive’s violation of the Code of Business Conduct, which violation is not corrected (if correctable) by Executive within 30 days after written notice of such violation is delivered to Executive by the Company; or

(C)    the commission by Executive of any criminal act involving moral turpitude or a felony which results in an indictment or conviction.

(iv)    For any other reason whatsoever in the sole discretion of the Board.

(b)    Termination by Executive. Executive may terminate his employment under this Agreement at any time for any of the following reasons:

(i)    For Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment if:

(A)    without Executive’s prior written consent, there is a material reduction in Executive’s authority, duties or responsibilities with the Company, which reduction is considered to be a significant demotion in the scope of Executive’s employment with the Company, provided that Good Reason shall not exist (1) in circumstances where Executive’s duties or responsibilities are expanded or (2) where the reduction is attributable to a realignment of Executive’s reporting responsibilities for business units of the Company if Executive remains an executive officer of the Company;

(B)    without Executive’s prior written consent, there is a material reduction in Executive’s Base Salary or annual Bonus opportunity (whether in one reduction or cumulatively), excluding an elimination or reduction of a benefit under any benefit plan or arrangement in which Executive participates that affects other executive officers in a similar way;

(C)    the Company does not fulfill its obligations under Section 8(b); or

(D)    without Executive’s prior written consent, the Company requires Executive to be based at any office other than an office that is within the Houston Area or the Principal Office Area, excluding travel reasonably required in the performance of Executive’s duties hereunder. For purposes of determining Good Reason, “Houston Area” is the geographic area that is within 50 miles of the Company’s principal corporate office in Houston, Texas as of the Effective Date, and “Principal Office Area” means the geographic area that is within 30 miles of the Company’s office (other than any Houston office) at which Executive was based prior to such change.

Notwithstanding the foregoing, Good Reason shall not exist unless: (i) Executive provides written notice to the Company of the existence of the Good Reason event within 60 days of Executive having knowledge of its initial existence, (ii) the Company is provided 30 days from the receipt of such notice during which it may remedy the Good Reason event (if such Good Reason event is cured by the Company by the end of such 30 day period, Executive shall not have Good Reason to terminate employment), (iii) Executive gives written notice to the Company of his intent to terminate employment within 30 days after the Company’s right to cure has lapsed, and (iv) Executive actually terminates Executive’s employment no later than the date that is one year after the date Executive had knowledge of the initial existence of Good Reason.

(ii)    For any other reason whatsoever in Executive’s sole discretion.

(c)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive, other than termination as a result of Executive’s death, shall be communicated by written notice of termination to the other party hereto in accordance with Section 10, which notice shall indicate the specific termination provision in this Agreement relied upon, the effective date of termination of Executive’s employment and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

6.    Compensation Upon Termination.

(a)    Accrued Amounts. Except as provided in this Section 6, if Executive’s employment hereunder is terminated pursuant to Section 5, all future compensation and benefits to which Executive is otherwise entitled under this Agreement shall cease and terminate as of the date of such termination, and Executive (or his estate) shall be entitled to receive (the payments and benefits in Section 6(a)(i)-(v), the “Accrued Amounts”):

(i)    Executive’s Base Salary through the date of termination;

(ii)    if Executive’s termination occurs on or after January 1st of a calendar year, but before the date on which bonuses are paid, if any, pursuant to achievement of performance goals set under the Company’s annual incentive plan for the year immediately preceding the year in which Executive’s termination of employment occurs, an amount, subject to the Company’s discretion as applied in a manner consistent with the determination for similarly situated employees and paid at the same time the Company pays bonuses to similarly situated employees under such plan, equal to the amount Executive would have earned if Executive had remained employed with the Company until the date such bonuses would otherwise have been paid;

(iii)    those benefits that are provided by welfare benefit plans and programs adopted and approved by the Company for Executive that, under the terms of the relevant plans and programs, are earned and vested and payable on or before the date of termination;

(iv)    any rights Executive (or his estate) may have under any stock option, restricted stock, performance share unit or any other stock-based award; and

(v)    medical and similar employee welfare benefits, the continuation of which is required by applicable law or as provided in the applicable welfare benefit plan.

(b)    Change of Control. If Executive experiences a “Qualifying Termination” during the “Protected Period” (within the meaning of such terms pursuant to the Severance Plan), then, in addition to the Accrued Amounts and subject to Section 16 (if applicable):

(i)     Executive shall receive severance benefits pursuant to the terms of the Severance Plan;

(ii)    for two years after the date of Executive’s termination of employment, the Company shall continue to provide group health insurance benefits to Executive and Executive’s family at least equal to those that would have been provided to them if Executive’s employment had not been terminated (group health insurance shall be provided via the Company’s payment of the monthly cost of coverage elected by Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or an equivalent amount for periods of coverage after the applicable COBRA period, at such time as the COBRA premiums would be due under such plan; and such premiums, including any premiums paid on Executive’s behalf beyond the COBRA period, will be imputed to Executive as income, to the extent required by law); provided, however, that if Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (the benefit in this Section 6(b)(ii), the “Welfare Continuation Benefit”);

(iii)    the Company shall provide Executive at the Company’s sole expense, outplacement services during the one year period following the termination of Executive’s employment at a cost of up to $10,000, the provider of which shall be selected by Executive in Executive’s sole discretion; and

(iv)    the Company shall pay to Executive on the first business day following the date 60 days after Executive’s termination of employment the amount of Executive’s target annual Bonus opportunity for the year in which Executive’s termination of employment occurs, prorated for the days in such calendar year that Executive was employed by the Company.

(c)    Other Terminations. If (i) Executive’s employment under this Agreement is terminated by the Company pursuant to Section 5(a)(ii) or (ii) if Section 6(b) does not apply and Executive’s employment under this Agreement is terminated by the Company pursuant to Section 5(a)(iv) or by Executive due to Good Reason, then in addition to any other amounts payable to Executive and subject to Section 6(d) and Section 16 (if applicable):

(i)    the Company shall pay to Executive in one lump-sum payment on the first business day following the date 60 days after the date of such termination an amount equal to two times the sum of (A) the Base Salary then in effect and (B) the target Bonus for Executive in the Company’s annual incentive plan for the current fiscal year;

(ii)    the Company shall provide the Welfare Continuation Benefit; and

(iii)    the Company shall pay to Executive on the first business day following the date 60 days after Executive’s termination of employment the amount of Executive’s target annual Bonus opportunity for the year in which Executive’s termination of employment occurs, prorated for the days in such calendar year that Executive was employed by the Company.

(d)    Release. Notwithstanding any provision hereof to the contrary, Executive shall not be entitled to the payments and benefits under Section 6(c) hereof unless Executive executes and delivers to the Company (without subsequent revocation) a waiver and release substantially in the form attached hereto as Appendix A (the “Release”) no later than the date that is 50 days after Executive’s date of termination or such earlier date as specified in the Release. The Company shall provide Executive with a form of the Release within five (5) days from the date of Executive’s termination.

(e)    Tax Liability. Executive will be liable for and will pay all applicable tax liability, including federal, state, local and foreign income, excise (including taxes on “excess parachute payments” pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or other taxes, by virtue of any payments made to Executive under this Agreement.

7.    Nondisclosure and Non-Competition.

(a)    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Company’s Business” means any line of business in which the Company is engaged at the time and includes, but is not limited to, the following: (a) manufacturing, selling or renting specialized tools or equipment for use with onshore, offshore and subsea oil and gas well drilling, completion, production, pressure management, workover, finishing and related activities; (b) providing onshore and offshore oil and gas well intervention services, including, without limitation, coiled tubing, cased hole and mechanical wireline, hydraulic workover and snubbing, production testing and optimization, pressure pumping services and related services; (c) providing completion services including, without limitation, sand control systems, well screens and filters, and safety valves; (d) providing pressure control services and pressure pumping, including, without limitation, engineering, well control training, hydraulic fracturing, cementing and stimulating services; (e) providing fluid handling services, including, without limitation, specialized tools and services for the storage, movement and disposal of fluids involved in well development and production; (f) marine and subsea services, including, without limitation, engineering, design, construction, installation and project management of subsea wells and related intervention, inspection, repair and maintenance; (g) providing oilfield decommissioning, plugging and abandonment services, including, without limitation, dismantling and removing of infrastructure.

(ii)    “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned was not known by or available to Executive through means other than his employment by the Company and is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including, without limitation, (a) information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software; (b) information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which Executive conceived, made, developed or acquired, individually or in conjunction with others, during Executive’s employment by the Company that relate to the Company’s Business; (c) ideas, prospects, proposals or other opportunities relating to the Company’s Business that any third party originated and brought to Executive ’s attention during his employment by the Company; and (d) and internal notes and memoranda relating to any of the foregoing.

(b)    Nondisclosure of Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Executive during Executive’s employment by the Company and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. At the end of the Employment Period, Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information then Executive shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

(c)    Limited Covenant Not to Compete. This Section 7(c) shall be binding upon Executive during the Employment Period. Section 7(c)(i) shall be binding upon

Executive for a period of one year after Executive’s termination of employment if (i) Executive terminates Executive’s employment voluntarily (excluding a termination due to Good Reason) or (ii) the Company terminates Executive’s employment for Cause pursuant to Section 5(a)(iii); provided, however, that Section 7(c)(i) shall not be binding upon Executive if Executive experiences a “Qualifying Termination” during the “Protected Period”, within the meaning ascribed to such terms under the Severance Plan. Section 7(c)(ii), (iii) and (iv) shall be binding upon Executive for a period of one year after Executive’s termination of employment for any reason.

(i)    Executive shall not, directly or indirectly, for himself or others, own, manage, operate, control, be employed by, engage or participate in, allow his skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of, any company or other business enterprise engaged in any aspect of the Company’s Business, within the Territory (as defined below); provided, however, that nothing contained herein shall prohibit Executive from making passive investments in any publicly held company that do not exceed, in the aggregate, one percent (1%) of the outstanding equity interest of such company;

(ii)    Executive shall not call upon any customer or potential customer of the Company or its subsidiaries within the Territory, for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;

(iii)    Executive shall not solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other person who has a business relationship with the Company or its subsidiaries, or who on the date of termination of Executive’s employment hereunder is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce the extent of such relationship with the Company or its subsidiaries; and

(iv)    Executive shall not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company or its subsidiaries.

Executive further agrees that during the Employment Period and for a period of one year thereafter, Executive shall not hire any employee of the Company as an employee or independent contractor, whether or not such engagement is solicited by Executive.

For purposes of this Section 7(c), “Territory” means any geographic area or market (including any adjacent offshore areas), whether within or outside the United States, in which the Company or any of its subsidiaries carries on a like line of business on the date of termination of Executive’s employment hereunder, including, without limitation, the parishes (or any adjacent offshore areas) of the State of Louisiana as set forth in Appendix B).

(d)    Protection of Information.

(i)    The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust Executive with business opportunities of the Company; and/or shall place Executive in a position to develop business good will on behalf of the Company.

(ii)    Executive agrees not to disclose or utilize, for Executive’s personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the Employment Period or at any time thereafter, any information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by Executive during his employment hereunder, or originated by any third party and brought to the attention of Executive during his employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, “Business Information”). Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of Executive’s employment by the Company, for any reason, Executive promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, Executive also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company’s Business Information.

(iii)    Executive agrees that, during his employment, any inventions (whether or not patentable), concepts, ideas, expressions, discoveries, or improvements, including, without limitation, products, processes, methods, publications, works of authorship, software programs, designs, trade secrets, technical specifications, algorithms, technical data, know-how, internal reports and memoranda, marketing plans and any other patent or proprietary rights conceived, devised, developed, or reduced to practice, in whole or in part, by Executive during his employment with the Company (the “Developments”) are the sole and exclusive property of the Company on a worldwide basis as works made for hire or otherwise, and further that any revenue or other consideration obtained from the sale, license or other transfer or conveyance of any such Development, or a product or service incorporating such Development, is solely for the benefit of and becomes the property of the Company. To the extent a Development may not be considered work made by Executive for hire for the Company, Executive agrees to assign, and automatically assigns at the time of creation of the Development, without any requirement of further consideration, any and all right, title and interest he may have in such Development. Executive shall preserve each such Development as confidential and proprietary information of the Company. Executive shall promptly disclose each such Development and shall, upon demand, at the Company’s expense, execute and deliver to the Company such documents, instruments, deeds, acts and things as the Company may request to evidence or maintain the Company’s ownership of the Development, in any and all countries of the world, or to effect enforcement thereof, and to assign all rights, if any, of Executive in and to each of such Developments. In addition, Executive agrees not to publish or seek to publish any information whatsoever concerning any Development without the prior written consent of the Company, which may be withheld in its sole and absolute discretion.

(iv)    Any inventions relating to the business of the Company conceived or reduced to practice after Executive leaves the employ of the Company shall be conclusively deemed to have been conceived and/or reduced to practice during the period of the employment if conceived and/or reduced to practice within six months from termination of employment, and shall be subject to the terms of this Section 7.

(e)    Non-Disparagement. Throughout the Employment Period and for 12 months thereafter, Executive and the Company each agree that neither shall engage in, directly or through another, any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious, or damaging to the integrity, reputation or good will of (i) the Company, (ii) its management, products or services, or (iii) Executive; however, it is expressly understood that neither this paragraph nor any other term of this Agreement is intended to or shall have the effect of precluding Executive or the Company from good faith compliance with federal or state laws or regulations requiring factual disclosures concerning Executive or the Company.

(f)    Injunctive Relief. Executive acknowledges that a breach by Executive of each of paragraph (b), (c), (d) and (e) of this Section 7 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of paragraph (b), (c), (d) or (e) of this Section 7 during or after the employment term, the Company shall be entitled to injunctive relief restraining Executive from violation of any such paragraph without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive including, but not limited to, enforcing any obligations of Executive to the Company under any option, restricted stock or other agreement with the Company, recovery of costs and expenses such as reasonable attorney’s fees incurred by reason of any such breach and actual damages sustained by the Company as a result of any such breach.

(g)    Governing Law of this Section 7; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Section 7, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the state in which the prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Executive each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant state for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him in any legal proceeding relating to this Section 7 by any means allowed under the laws of such state. Each party irrevocably waives any objection he, she or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum.

(h)    Executive’s Understanding of this Section. Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 7. Executive acknowledges that the geographic scope and duration of the covenants contained in Section 7(c) are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company, (iii) Executive’s level of control over and contact with the Company’s business and operations in all jurisdictions where same are conducted and (iv) the fact that the Company’s Business is conducted throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 7 invalid or unenforceable. The provisions of this Section 7 are supplemental to and do not supersede Executive’s obligations under applicable law, regulation, or policy. Executive understands and acknowledges that the Company has made substantial investments in its business, including its goodwill and Confidential Information. Executive agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by this Section 7 is greater than any hardship Executive might experience by complying with its terms. Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 7.

8.    Successors.

(a)    Enforceability. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

(b)    Successors. The Company shall require the ultimate parent entity of any successor (whether, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. For purposes of this Agreement, the term “Company” shall mean the Company and the ultimate parent entity of any successor to all or substantially all of the Company’s business or assets that assumes and agrees to perform the Company’s obligations under this Agreement by operation of law or otherwise.

9.    Arbitration. Executive shall submit any dispute or claim arising from or relating to the Agreement that cannot be resolved to mandatory and binding arbitration administered by the American Arbitration Association (“AAA”) to be held in Houston, Texas, U.S.A. The arbitration shall be in accordance with the terms of the Plan and the Commercial Arbitration Procedures of the AAA (the “Rules”). The arbitration shall be conducted before a panel of three (3) arbitrators from the AAA National Roster of approved arbitrators who each have at least fifteen (15) years of employment law experience, of which each of the parties shall select one and the third of which shall be mutually selected by the two (2) arbitrators; provided, that if the two (2) arbitrators are unable to agree to the selection of the third arbitrator within a period of fifteen (15) days following the date in which the two (2) arbitrators are selected by the parties pursuant to this Section, the third arbitrator shall instead be selected by the AAA pursuant to the Rules. Each party in such an arbitration proceeding shall be responsible for the costs and expenses incurred by such party in connection therewith (including attorneys’ fees) which shall not be subject to recovery from the other party in the arbitration except that any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators which shall in all circumstances be paid by the Company. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. In the event of litigation to enforce an arbitration award in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and disbursements incurred by such party in connection therewith (including reasonable attorneys’ fees). Notwithstanding the provisions of this Section 9, the Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Executive’s obligations under Section 7.

10.    Notices. For purposes of this Agreement, all notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

If to Executive:

James W. Spexarth

19 Argosy Bend Place

The Woodlands, Texas 77375

If to the Company:

General Counsel

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company as may be specifically designated by the Company’s Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Each party participated in the drafting of this Agreement and no inference shall be made against either party in its interpretation.

12.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Neither party shall be in breach of this Agreement if subsequent law changes make any provision unenforceable or illegal. The parties agree to negotiate in good faith any modifications that may be necessary to comply with future law changes.

13.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and as of the Effective Date replaces and supersedes any previous agreement or discussions relating to Executive’s employment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

15.    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.    Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Code and applicable Treasury regulations (“Section 409A”):

(a)    Interpretation and Amendment. This Agreement is intended to comply with Section 409A and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Agreement shall not be amended in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.

(b)    Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A, a termination of employment shall be considered to have occurred under this Agreement only upon Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto.

(c)    Specified Employees. If Executive is a “specified employee,” as such term is defined in Section 409A, any payments payable as a result of Executive’s termination (other than death or disability) shall not be payable before the earlier of (i) the date that is six months after Executive’s termination, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 16(c) shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A.

(d)    Specified Employee and Welfare Continuation Benefit. Notwithstanding any provision of this Agreement to the contrary, if, and during the period that, Section 16(c) applies to Executive, Executive shall pay the cost of the benefits provided pursuant to Section 6(b)(ii) or Section 6(c)(ii) as determined under the then current practices of the Company on a monthly basis, provided that the Company shall reimburse Executive the costs of such benefits within thirty (30) days after such reimbursable amounts are incurred by Executive.

(e)    Separate Payments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(f)    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section 16(f) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

17.    Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Texas without regard to principles of conflict of laws, except as expressly provided in Section 7(g) above with respect to the resolution of disputes arising under, or the Company’s enforcement of, Section 7 of this Agreement.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ David D. Dunlap
David D. Dunlap
President and Chief Executive Officer

EXECUTIVE

/s/ James W. Spexarth
James W. Spexarth

APPENDIX A

Form of Waiver and Release

This Waiver and Release (this “Release”) is granted effective as of the date signed below by                      (“Executive”) in favor of Superior Energy Services, Inc. (the “Company”). Capitalized terms not defined in this Release are as defined in the Employment Agreement between Executive and the Company (the “Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Agreement, with respect to which this Release is an integral part. Executive agrees as follows:

1.    Release of the Company. Executive, individually and on behalf of Executive’s successors, assigns, attorneys, and all those entitled to assert Executive’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, Affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its Affiliates and Executive. It is understood and agreed that this Release is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to Claims for employment discrimination under federal or state law; Claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; Claims for statutory or common law wrongful discharge; Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Claims for attorney’s fees, expenses and costs; Claims for defamation; Claims for emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; or Claims under any other applicable federal, state or local laws or legal concepts.

2.    Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he or she has released and waived any and all Claims he or she has or may have as of the date of this Release under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. Executive acknowledges and agrees that he or she has been, and hereby is, advised by the Company to consult with an attorney prior to executing this Release. Executive further acknowledges and agrees that the Company has offered Executive the opportunity, before executing this Release, to consider this Release for a period of forty-five (45) calendar days; and that the consideration Executive receives for this Release is in addition to amounts to which Executive was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof. Executive has read and understood the Agreement, and it is incorporated herein by reference. Executive was advised in the Agreement as to the eligibility factors for the Agreement and the time limits applicable to the Agreement. If Executive’s employment is ending as part of a group termination, Executive has received a list of the job titles and the ages of all employees eligible or selected for the Agreement and a list of the ages and job titles of employees in the same job classification or organizational unit who are not eligible or selected for the Agreement.

3.    Release of Unknown Claims. Executive understands and agrees that this Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Release. Executive fully understand that if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts believed by Executive to be true at the time of the execution of this Release, Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts.

4.    Limited Exceptions to Release. The only exceptions to this Release of Claims are with respect to (1) severance payments and benefits under the Agreement; (2) such Claims as may arise after the date this Release is executed; (3) any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Texas law or otherwise; (4) Executive’s vested rights under the terms of employee benefit plans sponsored by the Company or its affiliates; (5) an action to challenge the Release of Claims under the Age Discrimination in Employment Act; (6) applicable Workers’ Compensation benefits for occupational injuries or illnesses; and (7) any Claims which the controlling law clearly states may not be released by private agreement.

5.    Covenant Not to Sue. Executive agrees and covenants not to sue in any local, state or federal court or any other court or tribunal for any Claims released by this Release.

6.    Non-Admission. The benefits provided under the Agreement are not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.

7.    Acknowledgement and Revocation Period. Executive has carefully read this Release and is signing it voluntarily. In order to be eligible for benefits under the Agreement, Executive must sign this Release and return it to the Company’s [General Counsel] no earlier than Executive’s Termination Date, and no later than 5:30 p.m. Central Standard Time on the 46th day following the later of (i) the date that Executive received this Release or (ii) Executive’s Termination Date. Executive acknowledges that Executive has had at least forty-five (45) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 45-day period, Executive is waiving his or her right to review the Release for such full 45-day period prior to signing it. Executive has the right to revoke this Release within seven (7) days following the date Executive executes it. In order to revoke this Release, Executive must deliver notice of the revocation in writing to the Company’s [General Counsel] before the expiration of the seven (7) day period. However, if Executive revokes this Release within such seven (7) day period, no separation benefits pursuant to Section 6(b)(ii), Section 6(b)(iii) or Section 6(c) of the Agreement will be payable to Executive.

8.    No Revocation After Seven Days. Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period. Executive further acknowledges and agrees that, with the exception of an action to challenge the waiver of Claims under the Age Discrimination in Employment Act, Executive shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Released Party based upon a claim that is covered by the terms of the Release contained herein, without first repaying all monies paid to him or her under the Agreement. Furthermore, with the exception of an action to challenge Executive’s waiver of Claims under the Age Discrimination in Employment Act, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Released Party based upon a Claim that is covered by the Release set forth herein, Executive shall pay to the Company and/or the appropriate Released Party all of their costs and attorneys’ fees incurred in their defense of Executive’s action.

9.    Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

10.    Complete Agreement. This Release and the Agreement set forth the entire understanding and agreement between Executive and the Company concerning the subject matter of this Release and supersede and invalidate any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

I have read and understood this Release (including the Agreement, which is incorporated by reference), and I hereby AGREE TO and ACCEPT its terms and conditions.

                                                             _

Executive’s Printed Name

                                                             _

Executive’s Signature _
Executive’s Signature Date

APPENDIX B

Louisiana Parishes

Acadia

Ascension

Assumption

Bienville

Bossier

Caddo

Calcasieu

Cameron

Claiborne

De Soto

East Baton Rouge

Iberia

Iberville

Jackson

Jefferson

Jefferson Davis

Lafayette

Lafourche

Lincoln

Livingston

Natchitoches

Orleans

Ouachita

Plaquemines

Red River

Sabine

St. Bernard

St. Charles

St. James

St. John the Baptist

St. Martin

St. Mary

Terrebonne

Union

Vermillion

Webster

West Baton Rouge

B-1